Exhibit 99.1

Innovative Industrial Properties to Reclassify All Shares of Class A and Class B Common Stock into a Single Class of Common Stock

SAN DIEGO, CA – January 24, 2017 – Innovative Industrial Properties, Inc. (NYSE: IIPR) (the “Company”) announced today that it will reclassify all outstanding shares of Class A common stock and Class B common stock into a single class of common stock on a one-for-one basis. There are no shares of Class B common stock outstanding, as all shares of Class B common stock were redeemed by the Company for $0.001 per share (par value) immediately prior to the Company's initial public offering in December 2016.

To implement the reclassification, the Company plans to file an amended and restated charter with the Secretary of State of the State of Maryland, which the Company expects to become effective at 5:00 pm Eastern Time on January 26, 2017. Upon the effectiveness of the amended and restated charter, each share of the Company's outstanding Class A common stock and Class B common stock will be automatically reclassified as, and become one share of, a new single class of common stock named "common stock" that has the same voting powers, preferences, rights and qualifications, limitations and restrictions as the current Class A common stock.

Trading in the Class A common stock is expected to cease after the markets close on January 26, 2017 and trading in the Company's single class of common stock is expected to commence on January 27, 2017. There will be no change in the ticker symbol or CUSIP number for the current Class A common stock being converted to common stock.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a self-advised Maryland corporation focused on the acquisition, ownership and management of specialized industrial properties leased to experienced, state-licensed operators for their regulated medical-use cannabis facilities. Innovative Industrial Properties intends to elect to be taxed as a real estate investment trust. Additional information is available at www.innovativeindustrialproperties.com.

Forward-Looking Statements

This press release contains statements that we believe to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts are forward-looking statements, including, without limitation, the Company's plans and expectations regarding the reclassification of its Class A common stock and Class B common stock into a single class of common stock. When used in this press release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Investors should not place undue reliance upon forward-looking statements.

Company Contact:

Paul Smithers

Chief Executive Officer

Innovative Industrial Properties, Inc.

(858) 997-3332